 Exhibit 99.1

Creative Medical Technology Holdings Forms CaverStem International LLC

Subsidiary to concentrate on International Erectile Dysfunction Market

PHOENIX and LOS ANGELES, June 19, 2018 /PRNewswire/ – Creative Medical Technology Holdings (OTCQB:CELZ) announced today the formation of CaverStem International LLC, a majority owned subsidiary focused on commercializing stem cell therapy for erectile dysfunction to international physicians and their patients.

“Due to the enthusiastic response from international attendees at the American Urological Association conference held in May 2018, we’ve determined it is in the best interest of the company to form a subsidiary to pursue commercialization with physicians from around the world,” said Timothy Warbington President and CEO of Creative Medical Technologies, Inc. and Managing Member of CaverStem International LLC.

Dr. Alexander Gershman, an internationally renowned urologist, lecturer, inventor and Scientific Advisory Board Member at Creative Medical Technology Holdings, Inc., will take on an expanded role with CaverStem International, utilizing not only his vast expertise but also his international relationships in the urology community to expand our physician base.  Dr. Gershman is one of the Managers and Members of this subsidiary. “We’re excited that Dr. Gershman who was the first physician to treat patients commercially with the CaverStemTM procedure, is taking on this role with the company,” Timothy Warbington said further.

“I am pleased to take on this expanded role as a Manager and Member of CaverStem International. As a treating physician I have experienced first hand the safety and efficacy of the CaverStemTM procedure and I’m excited to introduce our technology to my peers in the international urology community.  Since beginning to offer the CaverStem™ procedure in December 2017 I have treated multiple patients of which approximately 90% have reported positive improvements.  These are all patients for which pharmacological interventions such as Viagra and Cialis do not work,” said Dr. Alexander Gershman.

Creative Medical Health Technology Holdings is offering the Caverstem™ technology to selected physicians in the USA, which qualify according to the Company’s criteria.  Approximately 30% of the 30,000,000 patients suffering from erectile dysfunction do not respond to drugs like Viagra, Cialis and Levitra, in part due to an underlying degeneration of the biological machinery needed to achieve erections.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com. For more information on the procedure go to www.caverstem.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.